Exhibit 99.1

FOR IMMEDIATE RELEASE

January 23, 2008

A. O. Smith reports record sales and earnings for 2007

Milwaukee, Wis. — A. O. Smith Corporation (NYSE:AOS) today announced record 2007 net earnings of $88.2 million or $2.85 per share on record sales of $2.3 billion. Net earnings increased 15 percent compared with $76.5 million or $2.47 per share in 2006. Earnings included after-tax restructuring and other charges of $10.1 million or $.33 per share in 2007 and $6.5 million or $.21 per share in 2006.

Sales increased seven percent over the prior year due to higher sales in China, increased sales of commercial water heaters, and a full year of the GSW business acquired in April 2006, which added $128 million in sales in the first quarter of 2007.

In the fourth quarter of 2007, the company reported net earnings of $17.0 million or $.55 per share compared with earnings of $18.9 million or $.61 per share in the fourth quarter of 2006. Earnings included after-tax restructuring and other charges of $8.2 million or $.26 per share in the fourth quarter of 2007 compared with $2.8 million or $.09 per share in the fourth quarter of 2006.

Fourth quarter sales of $570 million increased five percent over the prior year. An 11 percent increase at Water Products from higher sales in China and strong commercial water heater sales more than offset a five percent decline at Electrical Products.

"Our operating units performed well in 2007 given the difficult conditions in the housing market," Paul W. Jones, chairman and chief executive officer, commented. “In spite of those difficulties, we generated record sales and earnings and, as a result of a strong focus on working capital, operating cash flow of $191 million. After investing $71 million of capital in the business, we used the remaining cash flow to repay $61 million in debt, repurchase one million shares of our common stock for $37 million and pay $22 million in dividends to our shareholders,” said Jones.

“We also had another strong year of growth in China contributing to an operating margin of 10.5 percent in our Water Products business, and we continued our margin-enhancement initiative in our motors business with the 2008 plant repositioning actions announced at the end of the third quarter,” Jones continued.

"We remain concerned, however, with the outlook for 2008. We expect earnings to range between $2.70 and $2.90 per share, which includes approximately $.25 per share in previously announced restructuring expense for the motors business. We believe the soft housing market will continue throughout the year and will likely be accompanied by a slow-down in the commercial construction market. In addition, stubbornly high prices for steel and copper continue to pressure our businesses. All of these factors, including the restructuring in our motors business, will make 2008 a challenging year for A. O. Smith," Jones concluded.

Water Products

Water Products achieved record 2007 sales of $1.42 billion, 13 percent higher than 2006 sales of $1.26 billion. The company benefited from a full year of sales from GSW, acquired in April of 2006, increased sales of commercial water heaters, and a 25 percent increase in sales in China to approximately $150 million.

Record operating profit of $150.0 million represented a 23 percent increase over 2006. The full year of sales from the GSW acquisition, sales of higher-margin products, and growth in China more than offset lower residential water heater volume. Operating profit margin increased to 10.5 percent in 2007 from 9.7 percent last year.

Fourth quarter sales of $379.0 million increased nearly 11 percent compared with the fourth quarter of 2006 due to strong sales of commercial and residential wholesale product and sales growth of approximately 40 percent in China. Sales in the North American market benefited from a pre-buy related to a January 2008 price increase.

As a result of the strong sales volume, operating profit increased 33 percent to $45.1 million compared with the fourth quarter of 2006. The operating profit margin increased to 11.9 percent, compared with 9.9 percent in the fourth quarter of 2006 as a result of higher sales of commercial product and the strong sales growth in China.

Electrical Products

In spite of selling price improvements to offset higher costs for raw materials and growth in the global market, sales by Electrical Products declined modestly in 2007 to $894.0 million. Unit volume sales were negatively impacted by the weak housing market, most notably in the residential hermetic and pump motor segments which more than offset improved sales in the commercial hermetic and distribution market segments.

Operating profit for 2007 declined to $23.1 million and included pretax charges of $22.8 million, primarily associated with the planned 2008 closings of three manufacturing facilities. Operating profit was $48.1 million in 2006 and included pretax restructuring expense of $8.9 million.

Operating margin decreased to 2.6 percent compared with a 5.3 percent margin in 2006. The lower operating profit and margin were the result of higher restructuring expense and lower unit volumes.

Fourth quarter sales of $192.4 million were five percent lower than the same period in 2006 due to weakness in its residential market segments which more than offset growth in global markets.

Electrical Products recorded an $18.0 million loss in the fourth quarter, which included a $21.2 million pretax charge for restructuring. Fourth quarter operating profit in 2006 was $9.3 million and included $3.1 million for restructuring.

The lower operating profit resulted from higher raw material costs and a decline in unit volumes that more than offset improved pricing.

Electrical Products Repositioning

As announced at the end of the third quarter of 2007, the company will close its operations in Scottsville, Ky., and Mebane, N.C., and consolidate its North American hermetic motor manufacturing operations in Juarez and Acuña, Mexico. The company expects the transfer of work at both hermetic motor facilities to be completed by the fourth quarter of 2008.

The company will also close its motor manufacturing facility in Budapest, Hungary, and transfer the remaining production to China. The company expects to complete the closing by the end of February 2008.

Restructuring Charges

During the fourth quarter of 2007, the company recorded a $12.0 million pretax charge or $8.6 million after taxes associated with closing the North American facilities, including a write down of certain other assets. The company also recorded a pretax charge of $9.2 million to close the Budapest operation and a $9.9 million tax benefit associated with the write-off of its investment in that operation. In the fourth quarter the combined pretax charge was $21.2 million or $7.9 million after taxes, equivalent to $.25 per share.

During the first nine months of 2007, Electrical Products recorded pretax restructuring charges of $1.6 million, or $1.0 million after taxes equivalent to $.03 per share. For the full year, the restructuring expense at Electrical Products totaled $22.8 million before taxes or $8.9 million after taxes, equivalent to $.29 per share.

In 2008, the company expects to record an additional pretax restructuring charge of approximately $13.2 million associated with the above-mentioned facilities, equivalent to $7.9 million after taxes, or approximately $.25 per share. The expense is expected to be incurred relatively evenly throughout 2008.

“These closures represent an important element of the asset optimization initiative of our margin enhancement program," Jones said. "We expect to generate savings of approximately $5 million in the second half of 2008 and annual savings of $20 million beginning in 2009 from these repositioning actions. The full-year impact on operating profit is expected to add at least two hundred basis points to the 2009 operating margin at Electrical Products. As we work our way through a softer economic environment, we will continue to work diligently to enhance motor margins through our product standardization, rationalization and asset optimization programs,” Jones continued.

Outlook

"We are forecasting lower unit sales in our residential businesses in 2008. Furthermore, we believe the weakness in construction could broaden and negatively affect our commercial businesses later in the year. Accordingly, we are projecting commercial sales to be flat to down in the North American market for the full year. On a more positive note, we expect our businesses in China to continue to generate favorable results in the coming year,” Jones continued.

“In the face of these market challenges, as evidenced by the actions we are taking in our motor business, our operating units are working diligently to reduce costs and better position operations for market adversity. As a result of our cautious outlook for the year, we expect A. O. Smith to earn between $2.70 and $2.90 per share in 2008, which includes restructuring expense of approximately $.25 per share," Jones concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; weakening in housing construction; expected restructuring costs and savings realized; or adverse changes in general economic conditions.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2007 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world's leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended December 31		Year ended December 31
	2007	2006	2007	2006
Net sales	$569.9	$543.6	$2,312.1	$2,161.3
Cost of products sold	434.2	420.6	1,798.7	1,697.4

Gross profit	135.7	123.0	513.4	463.9

Selling, general and administrative	99.6	86.8	363.0	324.0
Restructuring and other charges	21.6	3.5	24.7	9.6
Interest expense	6.2	7.1	26.7	24.9
Other expense / (income)	0.1	0.6	(0.9)	0.6

	8.2	25.0	99.9	104.8
Tax (credit) / provision	(8.8)	5.8	11.7	28.6

Earnings from continuing operations	17.0	19.2	88.2	76.2
Discontinued operations after tax	—	(0.3)	—	0.3

Net Earnings	$17.0	$18.9	$88.2	$76.5

Diluted Earnings Per Share of Common Stock
Continuing Operations	0.55	0.62	2.85	2.46
Discontinued Operations	—	(0.01)	—	0.01
Net	$0.55	$0.61	$2.85	$2.47

Average Common Shares Outstanding (000's omitted)	30,633	30,993	30,973	31,004

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31 2007	December 31 2006
ASSETS:
Cash and cash equivalents	$37.2	$25.8
Receivables	415.1	378.7
Inventories	261.8	297.3
Deferred income taxes	34.0	22.3
Other current assets	19.5	35.9

Total Current Assets	767.6	760.0

Net property, plant and equipment	421.1	427.2
Goodwill and other intangibles	599.5	587.5
Other assets	66.2	65.2

Total Assets	$1,854.4	$1,839.9

LIABILITIES AND STOCKHOLDERS' EQUITY:
Trade payables	$305.6	$286.6
Accrued payroll and benefits	48.4	43.5
Product warranties	35.9	32.0
Long-term debt due within one year	15.6	6.9
Other current liabilities	67.1	68.3

Total Current Liabilities	472.6	437.3

Long-term debt	379.6	432.1
Other liabilities	170.2	166.8
Pension liabilities	39.7	98.5
Deferred income taxes	34.5	20.6
Stockholders' equity	757.8	684.6

Total Liabilities and Stockholders' Equity	$1,854.4	$1,839.9

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Year ended December 31
	2007	2006
Operating Activities
Earnings from continuing operations	$88.2	$76.2

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	67.5	60.9
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	26.4	(21.1)
Noncurrent assets and liabilities	3.7	9.7
Other	4.7	3.1

Cash Provided by Operating Activities	190.5	128.8

Investing Activities
Acquisition of businesses	—	(340.7)
Capital expenditures	(71.4)	(68.2)
Proceeds from sale of investments	—	53.2
Purchase of investments	—	(41.0)

Cash Used in Investing Activities	(71.4)	(396.7)

Financing Activities
Long-term debt incurred	—	275.8
Long-term debt repaid	(61.0)	(6.9)
Purchase of treasury stock	(36.6)	—
Net proceeds from stock option activity	11.4	8.3
Dividends paid	(21.5)	(20.1)

Cash Provided by (Used in) Financing Activities	(107.7)	257.1

Discontinued
Cash provided by operating activities	—	1.2
Cash provided by investing activities	—	11.4

Cash Provided by Discontinued Operations	—	12.6

Net increase in cash and cash equivalents	11.4	1.8
Cash and cash equivalents - beginning of period	25.8	24.0

Cash and Cash Equivalents - End of Period	$37.2	$25.8

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended December 31		Year ended December 31
	2007	2006	2007	2006
Net sales
Water Products	$379.0	$342.4	$1,423.1	$1,260.8
Electrical Products	192.4	201.9	894.0	905.9
Inter-Segment Sales	(1.5)	(0.7)	(5.0)	(5.4)

	$569.9	$543.6	$2,312.1	$2,161.3

Operating earnings
Water Products	$45.1	$34.0	$150.0	$122.4
Electrical Products (1)	(18.0)	9.3	23.1	48.1
Inter-Segment earnings	(0.1)	—	(0.2)	(0.1)

	27.0	43.3	172.9	170.4

Corporate expenses (2)	(12.6)	(11.2)	(46.3)	(40.7)
Interest expense	(6.2)	(7.1)	(26.7)	(24.9)

Earnings before income taxes	8.2	25.0	99.9	104.8

Tax (credit) / provision	(8.8)	5.8	11.7	28.6

Earnings from continuing operations	$17.0	$19.2	$88.2	$76.2

(1) includes pretax restructuring and other charges of:	$21.2	$3.1	$22.8	$8.9

(2) includes pretax restructuring and other charges of:	$0.4	$0.4	$1.9	$0.7